Exhibit 99.1

Media Release

PEABODY REPORTS RESULTS FOR QUARTER ENDED MARCH 31, 2022
ST. LOUIS, April 28, 2022 – Peabody (NYSE: BTU) today reported a net loss attributable to common stockholders of $119.5 million, or $0.88 per diluted share, for the first quarter of 2022, compared to a net loss attributable to common stockholders of $80.1 million, or $0.81 per diluted share in the prior year quarter. Peabody’s first quarter 2022 results included a $301.0 million charge for unrealized mark-to-market losses related to its coal hedging activities and a $23.5 million net loss on early debt extinguishment. Peabody had Adjusted EBITDA1 of $327.5 million in the first quarter of 2022 compared to $61.1 million in the first quarter of 2021. Revenue from coal sales increased 58 percent to $1,039 million compared to the prior year quarter, as higher realized prices were partially offset by lower volumes.
“In the first quarter, we set the stage for the remainder of the year, addressing challenges to delivering projected volumes and costs across the platform and continued to strengthen our balance sheet while expanding the value offering we provide our customers and increasing our sold coal position,” said Peabody President and Chief Executive Officer Jim Grech. “Strong global market dynamics persist for our products, driving prices to unprecedented levels globally. With projected increased sales, we remain poised to deliver a strong 2022.”
First Quarter Highlights
•Overcame production and logistic challenges in Australia related to record rain fall and COVID induced labor shortages and instituted recovery plans to recapture volumes over the remainder of the year
•Invested over $40 million in the PRB and Midwest mining operations to enable higher production levels over the remainder of 2022
•Strengthened the balance sheet with $42 million of additional debt repayment and a $320 million convertible notes offering to retire higher cost debt and extend maturities to 2028
•Launched R3 Renewables, a renewable energy development company, in a joint venture with Riverstone Credit Partners and Summit Partners Credit Advisors to pursue the development of over 3.3 GW of solar PV and 1.6 GW of battery storage capacity over the next five years
•Advanced project activity to potentially re-enter the south workings of North Goonyella and develop 70 million tons of reserves
•Started development at Wambo Underground for three additional longwall panels that will extend the mine life to 2026
•Increased 2023 PRB committed sales to 59 million tons
1 Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA margin is equal to segment Adjusted EBITDA divided by segment revenue. Revenues per Ton and Adjusted EBITDA Margin per Ton are equal to revenues by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Costs per Ton is equal to Revenues per Ton less Adjusted EBITDA Margin per Ton. Management believes Costs per Ton and Adjusted EBITDA Margin per Ton best reflect controllable costs and operating results at the mining segment level. We consider all measures reported on a per ton basis, as well as Adjusted EBITDA margin, to be operating/statistical measures. Please refer to the tables and related notes in this press release for a reconciliation and definition of non-GAAP financial measures.

Segment Performance

Seaborne Thermal
	Quarter Ended
	Mar.	Dec.	Mar.
	2022	2021	2021
Tons sold (in millions)	3.8	4.6	4.1
Export	1.8	2.7	2.3
Domestic	2.0	1.9	1.8
Revenue per Ton	$66.86	$65.71	$43.36
Export - Avg. Realized Price per Ton	118.85	96.16	58.15
Domestic - Avg. Realized Price per Ton	20.34	21.53	24.51
Costs per Ton	42.77	33.45	36.36
Adjusted EBITDA Margin per Ton	$24.09	$32.26	$7.00
Adjusted EBITDA (in millions)	$90.5	$148.8	$28.5
During the first quarter, the seaborne thermal segment shipped 3.8 million tons including 1.8 million export tons at an average realized price of $118.85 per ton, a 24% increase in average realized price compared to the prior quarter. The average realized price included 264 thousand metric tons from Wambo sold at $84.00 per metric ton under the hedge program implemented in the first half of 2021 to support the profitability and extend the life of the mine. Tons sold were reduced by unexpected mine production impacts from continued severe rains and COVID related staffing shortages as well as the commencement of a scheduled longwall move at Wambo Underground. First quarter seaborne thermal segment costs of $42.77 per ton were higher compared to the prior quarter, primarily due to lower production volumes. The segment reported Adjusted EBITDA margins of 36 percent and Adjusted EBITDA of $90.5 million, in the first quarter.
Wilpinjong shipped 3.0 million tons at an average realized price of $50 per ton, which included 1.0 million tons of export sales at an average realized price of $109 per ton and 2.0 million domestic tons at an average price of $20. Export tons sold in the quarter were reduced by approximately 0.5 million tons due to the weather and COVID related staffing impacts noted above. Average Wilpinjong costs of $28.16 per ton were 19 percent higher than the prior quarter due to lower volumes and higher overburden removal costs. In the first quarter, Wilpinjong contributed approximately $63.6 million to Adjusted EBITDA and had $213 million of cash at March 31, 2022.

Seaborne Metallurgical
	Quarter Ended
	Mar.	Dec.	Mar.
	2022	2021	2021
Tons sold (in millions)	1.2	1.6	1.0
Revenue per Ton	$258.43	$211.19	$87.47
Costs per Ton	112.87	105.70	109.89
Adjusted EBITDA Margin per Ton	$145.56	$105.49	$(22.42)
Adjusted EBITDA (in millions)	$181.0	$169.6	$(22.4)
During the first quarter, the seaborne met segment shipped 1.2 million tons at an average realized price of $258.43 per ton, a 22 percent increase in realized prices compared to the prior quarter. Total segment costs of $112.87 per ton increased 7 percent primarily due to additional royalties from higher realized prices, higher fuel prices, mine sequencing at the CMJV and the commencement of a longwall move at Metropolitan. Shoal Creek continued to ramp-up to full production and produced over 270 thousand tons in the first quarter, while sales were only 71 thousand tons due to timing of shipments. The segment reported 56% Adjusted EBITDA margins and Adjusted EBITDA of $181.0 million, in the first quarter.

Powder River Basin
	Quarter Ended
	Mar.	Dec.	Mar.
	2022	2021	2021
Tons sold (in millions)	20.6	22.5	20.7
Revenue per Ton	$12.18	$10.99	$11.01
Costs per Ton	11.81	10.00	9.56
Adjusted EBITDA Margin per Ton	$0.37	$0.99	$1.45
Adjusted EBITDA (in millions)	$7.6	$22.3	$30.1
The PRB segment shipped 20.6 million tons at an average realized price of $12.18 per ton in the first quarter. Tons sold were impacted by rail challenges and our investments to ramp-up production for following quarters. PRB costs per ton increased by 18 percent over the prior quarter to $11.81 per ton primarily due to lower production volumes and higher fuel costs and one-time costs of approximately $1.08 per ton for additional overburden removal, major equipment overhauls, recruitment and training to position the segment for higher production rates for the remainder of 2022. For the first quarter, the segment reported 3 percent Adjusted EBITDA margins and Adjusted EBITDA of $7.6 million.

Other U.S. Thermal
	Quarter Ended
	Mar.	Dec.	Mar.
	2022	2021	2021
Tons sold (in millions)	4.2	4.6	3.9
Revenue per Ton	$48.46	$42.23	$38.76
Costs per Ton	36.54	33.79	29.37
Adjusted EBITDA Margin per Ton	$11.92	$8.44	$9.39
Adjusted EBITDA (in millions)	$50.0	$38.6	$36.2
During the first quarter, the other U.S. thermal segment shipped 4.2 million tons at an average realized price of $48.46 per ton, a 15 percent increase in average realized prices compared to the prior quarter. Cost per ton increased 8 percent from the prior quarter due to higher fuel prices and one-time costs due to inclusion of approximately $2.38 per ton associated with enabling higher production in 2022 and certain Twentymile rehabilitation costs. The segment reported 25 percent Adjusted EBITDA margins and Adjusted EBITDA of $50.0 million, in the first quarter.
Corporate and Other

First quarter Other Operating Costs, Net of $27.1 million includes trading and brokerage losses of $36 million, primarily due to timing differences between the delivery of physical coal and underlying financial derivatives. This loss is projected to be offset when the physical coal, including 140,000 metric tons from Wambo, is delivered at index pricing in the second half of 2022.
The company recognized income from equity affiliates of $44.7 million, compared to $70.7 million in the prior quarter, primarily related to its fifty percent interest in Middlemount and related 0.5 million attributable tons of semi-hard / PCI met coal shipped in the first quarter of 2022.
Balance Sheet and Cash Flow
Peabody ended the quarter with $848 million of cash, cash equivalents and restricted cash. The company continued to strengthen the balance sheet, retiring approximately $42 million of senior secured debt during the quarter and utilized proceeds from the $320 million convertible senior unsecured notes offering to retire higher cost senior secured debt and extend maturities to 2028. As a result of these activities, the company recorded a net loss on early debt extinguishment of $23.5 million.

As a result of unprecedented upward volatility in Newcastle coal pricing, the company posted $351.6 million of additional cash margin associated with the company’s coal hedging activities in the first quarter and had $481.7 million posted in support of its coal hedges at March 31,2022. During the first quarter, the company completed a financing arrangement to support near-term liquidity in light of the cash margin requirements. The company received gross proceeds of $225 million under the facility which were repaid in full with proceeds from the sale of 10.1 million shares under the related ATM program.
To further reduce exposure to additional coal hedge margin requirements, the company converted 0.75 million metric tons of financial hedges into fixed price physical sales over the next 12 months eliminating further margin requirements on these tons. With these transactions, 1.4 million metric tons remain outstanding with 0.9 million metric tons projected to settle over the remainder of 2022.

2022 Outlook
U.S. Thermal Operations
•U.S. thermal volumes are expected to be higher than prior year as we anticipate that both the PRB and Other U.S. Thermal segments will ramp up production through the third quarter to meet customer demand.
•Second quarter sales volumes are expected to be higher than the first quarter for the PRB segment and increase to 5 million tons for the Other U.S. Thermal segment. Essentially all 2022 volumes are priced and committed, incremental volumes anticipated in the PRB will be dependent on rail availability.
•Price per ton for the second quarter is expected to be consistent with the first quarter; higher PRB pricing is expected in the second half of the year.
•Second quarter costs are anticipated to decrease compared to the first quarter as a result of higher volumes and lower one-time expenses. Cost per ton for the full year are anticipated to be at the high end of guidance due to inflationary pressures.
Seaborne Thermal Operations
•Second quarter export volumes are expected to be 2.2 million tons. Seaborne thermal volumes are expected to be higher in the second half of the year as a result of re-establishing mine sequencing from the severe rains and the completion of the planned longwall move at Wambo Underground.
•For the second quarter, approximately 1.2 million tons of export sales are priced at $95 per ton.
•Second quarter costs per ton are expected to remain consistent with first quarter results. Cost per ton for the full year are anticipated to be at the high end of the guidance range due to the significant weather events, continued staffing challenges, inflationary pressures and increased royalties due to higher realized prices; robust margins from anticipated strong prices are expected to result in higher margins.
Seaborne Met Operations
•Second quarter sales volumes are expected to be 1.6 million tons. Seaborne met volumes are expected to be higher in the second half of the year as a result of higher production at Shoal Creek, completion of a longwall move at Metropolitan and mine sequencing at the CMJV.
•For the second quarter, approximately 0.2 million tons of export sales are priced at $418 per ton.

•Second quarter costs per ton are expected to be higher than the first quarter due to a higher mix of Shoal Creek production, longwall restart costs at Metropolitan and higher overburden removal and repair costs at Coppabella. For the full year, robust margins from anticipated strong prices are expected to more than offset higher royalties and inflationary pressures.
Today’s earnings call is scheduled for 10 a.m. CT and can be accessed via the company’s website at PeabodyEnergy.com.
Peabody (NYSE: BTU) is a leading coal producer, providing essential products for the production of affordable, reliable energy and steel. Our commitment to sustainability underpins everything we do and shapes our strategy for the future. For further information, visit PeabodyEnergy.com.
Contact:
Alice Tharenos
314.342.7890

Guidance Targets

Segment Performance
	2022 Full Year
	Total Volume (millions of short tons)	Priced Volume (millions of short tons)	Priced Volume Pricing per Short Ton	Average Cost per Short Ton
PRB – Total	88 - 95	92	$12.93	$9.75 - $10.75
Other U.S. Thermal – Total	18 - 19	18.6	$45.73	$31.50 - $33.50
Seaborne Thermal (Export)	9.5 - 10.5	4.7	$98.27	NA
Seaborne Thermal – Total	17 - 18	12.5	$50.36	$35.00 - $39.00
Seaborne Metallurgical – Total	6.5 - 7.5	1.3	$270.00	$100.00 - $110.00

Wilpinjong Performance
	2022 Full Year
	Volume (millions of short tons)	Priced Volume (millions of short tons)	Priced Volume Pricing per Short Ton	Average Cost per Short Ton
Wilpinjong (Export)	5.5 - 6	1.8	$87.51	NA
Wilpinjong (Domestic)	7.5 - 8	7.8	$21.38	NA
Wilpinjong – Total	13 - 14	9.6	$33.75	$24.50 - $27.50

Other Annual Financial Metrics ($ in millions)
	2022 Full Year
SG&A	$85
Net Cash Interest Payments	$140
Major Project / Growth Capital Expenditures	$80
Total Capital Expenditures	$190
ARO Cash Spend	$60
Postretirement benefits cash spend	$25

Supplemental Information

PRB and Other U.S. Thermal	PRB and Other U.S. Thermal volumes reflect volumes priced as of March 31, 2022. Weighted average quality for the PRB segment 2022 volume is approximately 8670 BTU.
Seaborne Thermal	Seaborne Thermal volumes reflect volumes priced as of March 31, 2022. Realized seaborne thermal export pricing varies based on sales timing and product quality as well as optimization strategies. In general, the Wambo unpriced products are expected to price with reference to Globalcoal “NEWC” levels and Wilpinjong, with a higher ash content is anticipated to price at a 5-20% discount to API 5 price levels.
Seaborne Metallurgical
On average, Peabody's total metallurgical sales are anticipated to price at a 15-20% discount to the premium hard-coking coal index price (FOB Australia). Peabody's total metallurgical sales are expected to be comprised of ~25% HVA coal and ~75% PCI / SHCC coals.

Certain forward-looking measures and metrics presented are non-GAAP financial and operating/statistical measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Mar. 31, 2022 and 2021

(In Millions, Except Per Share Data)
	Quarter Ended
	Mar.	Mar.
	2022	2021

Tons Sold	29.9	30.2

Revenue (1)	$691.4	$651.3
Operating Costs and Expenses (2)	699.0	582.6
Depreciation, Depletion and Amortization	72.9	68.3
Asset Retirement Obligation Expenses	15.0	15.9
Selling and Administrative Expenses	23.1	21.7
Restructuring Charges	1.6	2.1
Other Operating (Income) Loss:
Net (Gain) Loss on Disposals	(4.9)	0.6
(Income) Loss from Equity Affiliates	(44.7)	0.9
Operating Loss	(70.6)	(40.8)
Interest Expense	39.4	52.4
Net Loss (Gain) on Early Debt Extinguishment	23.5	(3.5)
Interest Income	(0.5)	(1.5)
Net Periodic Benefit Credit, Excluding Service Cost	(12.2)	(8.7)
Loss from Continuing Operations Before Income Taxes	(120.8)	(79.5)
Income Tax Benefit	(1.0)	(1.8)
Loss from Continuing Operations, Net of Income Taxes	(119.8)	(77.7)
Loss from Discontinued Operations, Net of Income Taxes	(0.8)	(2.0)
Net Loss	(120.6)	(79.7)
Less: Net (Loss) Income Attributable to Noncontrolling Interests	(1.1)	0.4
Net Loss Attributable to Common Stockholders	$(119.5)	$(80.1)

Adjusted EBITDA (3)	$327.5	$61.1

Diluted EPS - Loss from Continuing Operations (4)(5)	$(0.87)	$(0.79)

Diluted EPS - Net Loss Attributable to Common Stockholders (4)	$(0.88)	$(0.81)

(1)
Includes net losses related to unrealized mark-to-market adjustments on derivatives related to forecasted sales and other financial trading activity of $290.2 million and $4.9 million during the quarters ended March 31, 2022 and 2021, respectively.

(2)	Excludes items shown separately.
(3)	Adjusted EBITDA is a non-GAAP financial measure. Refer to the “Reconciliation of Non-GAAP Financial Measures” section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(4)	During the quarters ended March 31, 2022 and 2021, weighted average diluted shares outstanding were 136.2 million and 98.4 million, respectively.
(5)	Reflects loss from continuing operations, net of income taxes less net (loss) income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Balance Sheets
As of Mar. 31, 2022 and Dec. 31, 2021

(Dollars In Millions)
	(Unaudited)
	Mar. 31, 2022	Dec. 31, 2021

Cash and Cash Equivalents	$823.3	$954.3
Restricted Cash	24.7	—
Accounts Receivable, Net	357.4	350.5
Inventories, Net	269.1	226.7
Other Current Assets	331.8	270.2
Total Current Assets	1,806.3	1,801.7
Property, Plant, Equipment and Mine Development, Net	2,903.3	2,950.6
Operating Lease Right-of-Use Assets	33.0	35.5
Investments and Other Assets	201.2	162.0
Total Assets	$4,943.8	$4,949.8

Current Portion of Long-Term Debt	$19.1	$59.6
Accounts Payable and Accrued Expenses	798.2	872.1
Total Current Liabilities	817.3	931.7
Long-Term Debt, Less Current Portion	1,079.0	1,078.2
Deferred Income Taxes	20.9	27.3
Asset Retirement Obligations	659.5	654.8
Accrued Postretirement Benefit Costs	209.6	212.1
Operating Lease Liabilities, Less Current Portion	24.6	27.2
Other Noncurrent Liabilities	236.0	197.7
Total Liabilities	3,046.9	3,129.0

Common Stock	1.9	1.8
Additional Paid-in Capital	3,969.5	3,745.6
Treasury Stock	(1,372.3)	(1,370.3)
Accumulated Deficit	(1,032.7)	(913.2)
Accumulated Other Comprehensive Income	286.4	297.9
Peabody Energy Corporation Stockholders' Equity	1,852.8	1,761.8
Noncontrolling Interests	44.1	59.0
Total Stockholders' Equity	1,896.9	1,820.8
Total Liabilities and Stockholders' Equity	$4,943.8	$4,949.8

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended Mar. 31, 2022 and 2021

(Dollars In Millions)
	Quarter Ended
	Mar.	Mar.
	2022	2021
Cash Flows From Operating Activities
Net Cash (Used In) Provided By Continuing Operations	$(272.5)	$74.1
Net Cash Used in Discontinued Operations	(1.2)	(3.1)
Net Cash (Used In) Provided By Operating Activities	(273.7)	71.0
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(29.7)	(50.3)
Changes in Accrued Expenses Related to Capital Expenditures	(7.0)	(11.4)
Proceeds from Disposal of Assets, Net of Receivables	3.6	0.9
Contributions to Joint Ventures	(126.6)	(136.1)
Distributions from Joint Ventures	148.2	102.4
Cash Receipts from Middlemount Coal Pty Ltd and Other Related Parties	47.2	2.3
Other, Net	(0.5)	(1.0)
Net Cash Provided By (Used In) Investing Activities	35.2	(93.2)
Cash Flows From Financing Activities
Proceeds from Long-Term Debt	545.0	—
Repayments of Long-Term Debt	(599.9)	(40.2)
Payment of Debt Issuance and Other Deferred Financing Costs	(19.2)	(22.5)
Proceeds from Common Stock Issuances, Net of Costs	222.0	—
Repurchase of Employee Common Stock Relinquished for Tax Withholding	(2.0)	(0.6)
Distributions to Noncontrolling Interests	(13.8)	(0.1)
Other, Net	0.1	0.1
Net Cash Provided By (Used In) Financing Activities	132.2	(63.3)
Net Change in Cash, Cash Equivalents and Restricted Cash	(106.3)	(85.5)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	954.3	709.2
Cash, Cash Equivalents and Restricted Cash at End of Period	$848.0	$623.7

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Mar. 31, 2022, Dec. 31, 2021 and Mar. 31 2021

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Quarter Ended
	Mar.	Dec.	Mar.
	2022	2021	2021

(Loss) Income from Continuing Operations, Net of Income Taxes	$(119.8)	$507.7	$(77.7)
Depreciation, Depletion and Amortization	72.9	85.4	68.3
Asset Retirement Obligation Expenses	15.0	(0.6)	15.9
Restructuring Charges	1.6	2.4	2.1
Changes in Deferred Tax Asset Valuation Allowance and Reserves and Amortization of Basis Difference Related to Equity Affiliates	(0.6)	(25.4)	(1.5)
Interest Expense	39.4	40.1	52.4
Net Loss (Gain) on Early Debt Extinguishment	23.5	(1.9)	(3.5)
Interest Income	(0.5)	(2.3)	(1.5)
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	—	(43.4)	—
Unrealized Losses (Gains) on Derivative Contracts Related to Forecasted Sales	301.0	(148.9)	1.9
Unrealized (Gains) Losses on Foreign Currency Option Contracts	(3.3)	(0.7)	7.6
Take-or-Pay Contract-Based Intangible Recognition	(0.7)	(1.1)	(1.1)
Income Tax (Benefit) Provision	(1.0)	33.1	(1.8)
Adjusted EBITDA (1)	$327.5	$444.4	$61.1

Operating Costs and Expenses	$699.0	$709.7	$582.6
Unrealized Gains (Losses) on Foreign Currency Option Contracts	3.3	0.7	(7.6)
Take-or-Pay Contract-Based Intangible Recognition	0.7	1.1	1.1
Net Periodic Benefit Credit, Excluding Service Cost	(12.2)	(12.3)	(8.7)
Total Reporting Segment Costs (2)	$690.8	$699.2	$567.4

Net Cash (Used In) Provided By Operating Activities	$(273.7)	$438.4	$71.0
Net Cash Provided By (Used In) Investing Activities	35.2	(11.8)	(93.2)
Free Cash Flow (3)	$(238.5)	$426.6	$(22.2)

(1)	Adjusted EBITDA is defined as (loss) income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses and depreciation, depletion and amortization. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance and allocate resources.
(2)	Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a metric to measure each of our segment's operating performance.
(3)	Free Cash Flow is defined as net cash (used in) provided by operating activities less net cash provided by (used in) investing activities and excludes cash outflows related to business combinations. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Financial Data (Unaudited)
For the Quarters Ended Mar. 31, 2022, Dec. 31, 2021 and Mar. 31 2021

	Quarter Ended
	Mar.	Dec.	Mar.
	2022	2021	2021
Revenue Summary (In Millions)
Seaborne Thermal Mining Operations	$251.2	$302.8	$176.4
Seaborne Metallurgical Mining Operations	321.3	339.7	87.5

Powder River Basin Mining Operations	251.2	247.1	228.4
Other U.S. Thermal Mining Operations	203.1	193.1	149.3
Total U.S. Thermal Mining Operations	454.3	440.2	377.7
Corporate and Other (1)	(335.4)	181.9	9.7
Total	$691.4	$1,264.6	$651.3

Total Reporting Segment Costs Summary (In Millions) (2)
Seaborne Thermal Mining Operations	$160.7	$154.0	$147.9
Seaborne Metallurgical Mining Operations	140.3	170.1	109.9

Powder River Basin Mining Operations	243.6	224.8	198.3
Other U.S. Thermal Mining Operations	153.1	154.5	113.1
Total U.S. Thermal Mining Operations	396.7	379.3	311.4
Corporate and Other	(6.9)	(4.2)	(1.8)
Total	$690.8	$699.2	$567.4

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Seaborne Thermal Mining Operations	$90.5	$148.8	$28.5
Adjusted EBITDA - Seaborne Metallurgical Mining Operations	181.0	169.6	(22.4)

Adjusted EBITDA - Powder River Basin Mining Operations	7.6	22.3	30.1
Adjusted EBITDA - Other U.S. Thermal Mining Operations	50.0	38.6	36.2
Adjusted EBITDA - Total U.S. Thermal Mining Operations	57.6	60.9	66.3
Middlemount (3)	45.1	45.3	(2.3)
Resource Management Results (4)	3.5	3.0	0.4
Selling and Administrative Expenses	(23.1)	(20.7)	(21.7)
Other Operating Costs, Net (5)	(27.1)	37.5	12.3
Adjusted EBITDA (2)	$327.5	$444.4	$61.1

(1)
Includes net losses related to unrealized mark-to-market adjustments on derivatives related to forecasted sales and other financial trading activity of $290.2 million and $4.9 million during the quarters ended March 31, 2022 and 2021, respectively, and a net gain of $149.5 million during the quarter ended December 31, 2021.

(2)	Total Reporting Segment Costs and Adjusted EBITDA are non-GAAP financial measures. Refer to the “Reconciliation of Non-GAAP Financial Measures” section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(3)	We account for our 50% equity interest in Middlemount Coal Pty Ltd. (Middlemount), which owns the Middlemount Mine, under the equity method. Middlemount's standalone results exclude the impact of related changes in deferred tax asset valuation allowance and reserves and amortization of basis difference recorded by the company in applying the equity method. Middlemount's standalone results include (on a 50% attributable basis):
	Quarter Ended
	Mar.	Dec.	Mar.
	2022	2021	2021
	(In Millions)
Tons sold	0.5	0.4	0.6
Depreciation, depletion and amortization and asset retirement obligation expenses	$8.2	$8.0	$6.7
Net interest expense	18.8	4.8	5.1
Income tax provision (benefit)	18.0	20.3	(0.1)
Insurance settlement attributable to 2019 business interruption and property damage claim	—	12.5	—
(4)	Includes gains (losses) on certain surplus coal reserve and surface land sales and property management costs and revenue.
(5)	Includes trading and brokerage activities, costs associated with post-mining activities, minimum charges on certain transportation-related contracts and costs associated with suspended operations including the North Goonyella Mine.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events, or developments that Peabody expects will occur in the future are forward-looking statements. They may include estimates of sales and other operating performance targets, cost savings, capital expenditures, other expense items, actions relating to strategic initiatives, demand for the company’s products, liquidity, capital structure, market share, industry volume, other financial items, descriptions of management’s plans or objectives for future operations and descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect Peabody’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond Peabody’s control, including the ongoing impact of the COVID-19 pandemic and factors that are described in Peabody’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2021, and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody’s website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.